Exhibit (a)(2)

TERRA INCOME FUND 6, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Terra Income Fund 6, Inc., a Maryland corporation (the “Corporation”), is hereby amended to provide that, immediately upon the acceptance of these Articles of Amendment for record (the “Effective Time”) with the State Department of Assessments and Taxation of Maryland, every one and twenty-five hundredths (1.25) issued and outstanding shares of common stock, $0.001 par value per share, of the Corporation which were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding share of common stock, $0.00125 par value per share, of the Corporation.

SECOND: The amendment to the Charter as set forth above has been duly approved by (i) at least a majority of the entire Board of Directors and (ii) the sole stockholder of the Corporation, as required by the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH:   The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 25th day of February, 2015.

ATTEST:		TERRA INCOME FUND 6, INC.

/s/ Gregory M. Pinkus		By:	/s/ Bruce D. Batkin	(SEAL)
Name:	Gregory M. Pinkus	Name: Bruce D. Batkin
Title:	Chief Financial Officer	Title: Chief Executive Officer